Sanford C. Bernstein Fund II, Inc.		Exhibit 77C
811-21034

77C  Matters submitted to a vote of security holders


The Annual Meeting of Stockholders of Sanford C. Bernstein Fund II (the Fund) was held on December 6, 2005. The Meeting was originally scheduled to be held on November 15, 2005, however an insufficient number of votes had been received as of November 15, 2005 to constitute a quorum and the Meeting was therefore adjourned until December 6, 2005 in order to permit for additional time for the solicitation of proxies. At the December 6, 2005 Meeting, with respect to the first item of business, the election of Directors, the second item of business, the amendment and restatement of the Funds charter, and the third item of business, the amendment, elimination or reclassification as non-fundamental of certain investment restrictions, the required number of outstanding shares were voted in favor of each proposal, and the proposals were approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of the
Directors, each such
Director to serve a
term of an indefinite
duration and until his
or her successor is
duly elected and qualifies.

				Voted For	Withheld Authority

Ruth Block			23,097,366		162,045
David H. Dievler		23,097,366		162,045
John H. Dobkin			23,097,366		162,045
Michael J. Downey		23,097,366		162,045
William H. Foulk, Jr.		23,097,366		162,045
D. James Guzy			23,097,366		162,045
Marc O. Mayer			23,097,366		162,045
Marshall C. Turner, Jr.		23,097,366		162,045



				     Voted		     Broker
			Voted For   Against    Abstained   Non-Votes

2. The amendment and	23,097,366     0 	162,045		0
restatement of the
Charter.




3. The amendment,
elimination, or
reclassification as
non-fundamental, of
the fundamental
investment restrictions
regarding:


				     Voted		    Broker
			Voted For   Against   Abstained   Non-Votes




3.A. Diversification 	23,097,366     0       162,045        0

3.B.  Issuing Senior
Securities and
Borrowing Money		22,845,179     0       414,232        0

3.C. Underwriting
Securities		22,845,179     0       414,232        0

3.D. Concentration
of Investments 		22,660,996     0       598,415        0

3.E. Real Estate and
Companies That Deal
In Real Estate		23,097,366     0       162,045        0

3.F Commodity
Contracts and
Futures Contracts 	22,913,183     0       346,228        0

3.G Loans 		22,845,179     0       414,232        0

3.H Pledging,
Hypothecating,
Mortgaging, or
Otherwise
Encumbering Assets	23,097,366     0       162,045        0

3.K Other Investment
Companies 		21,750,479  1,346,887  162,045        0